Exhibit 10.2
CONFIDENTIAL
EXECUTIVE AGREEMENT
          THIS EXECUTIVE AGREEMENT (this “Agreement”) is made as of May 26, 2006 (the “Effective Date”), by and between Ziff Davis Media Inc., a Delaware corporation (the “Company”) and Jason Young (“Executive”). Certain definitions are set forth in the Appendix to this Agreement.
          In consideration of the representations and covenants set forth herein, the parties hereby agree as follows:
     1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning March 1, 2006 and ending March 31, 2008 or earlier pursuant to Section 4 hereof (the “Employment Period”).
     2. Position and Duties.
     (a) During the Employment Period, Executive shall serve as the President – Consumer/Small Business Group of the Company and shall have the normal duties, responsibilities and authority implied by such positions. Executive shall hold similar positions with any Affiliate of the Company to the extent (i) Executive may be so appointed by the Company in its sole discretion and (ii) Executive accepts such additional appointment, in writing.
     (b) Executive shall report directly to each of the Company’s Chief Executive Officer (“CEO”) or to the President or such other senior Company executive as the CEO may direct, and shall devote his best efforts and substantially all of his business time and attention to the business and affairs of the Company (and to the extent applicable, its Affiliates). Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.
     3. Base Salary; Benefits and Bonuses.
     (a) During the Employment Period, Executive’s base salary shall be $450,000 per annum, subject to an annual cost of living increase at the beginning of each calendar year beginning January 1, 2007 at a rate equal to the increase in the Consumer Price Index — All Urban Consumers for the New York area during the prior year, or such higher rate as the Company may designate from time to time (the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.
     (b) In addition to the Base Salary, during the Employment Period Executive shall be eligible to receive an annual bonus (the “Bonus”) in an amount determined by the Company based upon the achievement of performance targets for such year (which targets will include both quantitative and qualitative objectives), payable at the Company’s discretion. Any such Bonus, if determined by the Company to be payable, shall be payable within ninety (90) days following the end of each fiscal year during the Employment Period.
     (c) During the Employment Period, (i) Executive shall be entitled to participate in all of the Company’s employee benefit plans and programs for which senior executive employees of the Company are generally eligible, which currently include, but shall not be limited to, health

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insurance, dental insurance, life insurance, short-term and long-term disability insurance and participation in the Company’s 401(k) plan and (ii) Executive shall be eligible for four (4) weeks of paid vacation per year of the Employment Period in accordance with the policies of the Company. Executive’s right to participate in any employee benefit plans or programs of the Company shall be subject to the Company’s right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs.
     (d) The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with the Company’s policies in effect from time to time for senior executive employees of the Company with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
     4. Termination; Severance.
     (a) The Employment Period (i) shall terminate upon Executive’s death or Incapacity; (ii) may be terminated by the Company at any time with Cause or without Cause; and (iii) may be terminated by Executive at any time for Good Reason or other than for Good Reason. Executive acknowledges and agrees that nothing contained herein or in any other agreement or document shall entitle Executive to remain in the employment of the Company or any of its Affiliates. “Termination” means such time as of which Executive ceases to be Employed by the Company, for any reason, whether on account of termination by the Company, resignation by Executive, Executive’s death or Incapacity or otherwise; “Termination Date” means the date on which Termination occurs; and “Termination Fiscal Year” means the Company’s fiscal year in which the Termination Date occurs. Upon any Termination, the parties shall have the respective rights and obligations set forth in this Agreement.
     (b) Upon any Termination, Executive shall be entitled to receive Executive’s Base Salary earned through the Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the calendar year in which such Termination occurs and any Bonus in respect of a prior, completed calendar year which is then due and owing and has not been paid. Except as set forth in Section 4(d), Executive shall not be entitled to receive Executive’s Base Salary or any bonuses or other benefits from the Company for any period after the Termination Date. Executive or his heirs and successors shall be entitled to receive the Termination Bonus (as defined below) to the extent provided under Section 4(d) hereof.
     (c) In the event Executive’s employment with the Company is terminated (i) by the Company with Cause, (ii) by Executive other than for Good Reason, or (iii) upon Executive’s death or Incapacity, or upon any Termination on or after June 30, 2006, the Company shall have no obligation to make any severance or other similar payment to or on behalf of Executive.
     (d) In the event that Executive’s employment with the Company is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason (in either case prior to March 31, 2008), following such Termination and upon execution and delivery by Executive within thirty (30) calendar days after the Termination Date of a general release of all claims (except for claims alleging a right to receive indemnification from the Company or its Affiliates in connection with any claim brought against you by a third party based upon any actions taken by

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you in the course of your employment with the Company or its Affiliates) in favor of the Company and its Affiliates and its and their respective officers, directors, employees, representatives, agents and attorneys, and the successors and assigns of each of the foregoing, in form and substance satisfactory to the Company, the Company shall (A) through the first (1st) anniversary of the Termination Date, (x) pay Executive his annual Base Salary (as in effect on the Termination Date) to the extent (but only to the extent) attributable to the Specified Line(s) of Business (as defined below) but in no event less than the annual amount specified in Section 3(a), in regular installments in accordance with the Company’s general payroll practices and (y) if Executive elects under COBRA to maintain health insurance benefits through the Company’s group plan (if any), pay that portion of the premium for such benefits that the Company would have paid had Executive remained an employee of the Company for such period; and (B) pay Executive, within ninety (90) days following the end of the Termination Fiscal Year, the Termination Bonus (as defined below), if any. The “Termination Bonus” shall be the product obtained by multiplying (1) the Bonus that the Company paid to Executive for the fiscal year immediately preceding the Termination Fiscal Year to the extent (but only to the extent) attributable to the Specified Line(s) of Business, by (2) the ratio obtained by dividing (X) the number of days Executive was employed by the Company during the Termination Fiscal Year up to the Termination Date by (Y) three hundred and sixty-five (365); provided, however, that to the extent the Company has paid Executive prior to the Termination Date any amounts with respect to the Bonus for the Termination Fiscal Year, to the extent (but only to the extent) attributable to the Specified Line(s) of Business (e.g. if payments toward such Bonus were made in semimonthly, monthly or quarterly installments or otherwise), the Termination Bonus shall be reduced by such amounts already paid (but shall not be reduced to a number less than zero (0)). Executive or his heirs and successors shall also be entitled to receive the Termination Bonus in the event Executive’s employment with the Company is terminated due to Executive’s death or Incapacity; provided that no Cause for termination exists as of such Termination Date. After payment of the severance amounts described in this Section 4(d), the Company shall have no obligation to make any further severance or other payment or provide any other benefit to or on behalf of Executive. Such severance payments shall not be subject to reduction for any income earned by Executive from other sources after Termination (and, consequently, Executive shall have no duty to mitigate the Company’s severance obligations). Notwithstanding the foregoing, in the event that Executive breaches any of Executive’s obligations under Section 5 of this Agreement (except any breach which Executive carries the burden of proving is immaterial and inadvertent), then, in addition to any other rights that the Company may have under this Agreement or otherwise, the Company shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 4; provided, however, that, notwithstanding anything to the contrary contained herein, the Company shall not be relieved of its obligations to pay Executive any amounts owing hereunder unless and until a court of competent jurisdiction enters a judgment (including without limitation any partial summary judgment) that (i) Executive has breached his obligations under Section 5 of this Agreement and (ii) such breach is not immaterial and inadvertent (hereinafter, a “Judgment of Breach”); provided, further, that nothing contained herein shall prevent the Company from seeking injunctive relief, on notice, suspending its obligation to make continued severance payments to Executive based, inter alia, upon a showing of a likelihood of success in obtaining a Judgment of Breach, as well as a showing of the other elements prerequisite to injunctive relief (hereinafter, a “Severance Relief Injunction”). Absent the entry of a Judgment of Breach or a Severance Relief Injunction, the Company shall have no rights of setoff or recoupment under this Agreement with respect to the amounts owing to Executive hereunder.

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     5. Noncompete, Non-Solicitation.
     (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive’s employment with the Company and any applicable Affiliate thereof, Executive will during the Employment Period become familiar with the trade secrets, business plans and business strategies and with other Confidential Information (as defined on the Appendix hereto) concerning the Company and any applicable Affiliate of the Company (and their respective predecessors, successors and assigns) and that Executive’s services have been and shall be of special, unique and extraordinary value to the Company and any applicable Affiliate of the Company. Therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (such period, the “Noncompete Period”), Executive shall not directly or indirectly (whether for Executive or for any other Person) (A) operate, manage, control, engage in, participate in (whether as an officer, director, employee, partner, agent, representative or otherwise), permit Executive’s name to be used by, consult with, advise, render services for (alone or in association with any other Person), or otherwise assist in any manner (collectively, to “Participate” in) or (B) own any interest in, lend to or invest in, (i) International Data Group, Inc., CMP Media, Inc. (a subsidiary of United Business Media PLC); or CNET Networks, Inc.; (ii) any Person which, to Executive’s knowledge, International Data Group, Inc., CMP Media, Inc. (a subsidiary of United Business Media PLC) or CNET Networks, Inc. owns an interest in, lends or otherwise provides financial support to, manages, controls or is party to one or more agreements that are singly or in the aggregate are material to either party thereto; (iii) any Person known to Executive to be a successor, assignee, partner, joint venturer, subsidiary, division or Affiliate of any of the Persons referenced in clause (i) or (ii) of this sentence; (iv) any Person known by Executive to engage in, operate, manage or control any venture or enterprise which directly or indirectly engages in the Specified Line(s) of Business; or (v) any Person known to Executive to be a successor, assignee, partner, joint venturer, subsidiary, division or Affiliate of any of the Persons referenced in clause (iv) of this sentence.
     (b) Notwithstanding the foregoing, (i) Executive may Participate in any business of any entity listed in clause (iv) or clause (v) of Section 5(a) to the extent such business is not directly related to the Specified Line(s) of Business and (ii) for purposes of Section 5(a), Executive shall not be considered to “own any interest in, lend to or invest in” any corporation with respect to which (x) Executive owns, indirectly through a mutual fund or other similar pooled investment vehicle, a passive investment in the publicly-traded stock of such corporation. or (y) Executive owns (either as shareholder of record or as beneficial owner) publicly-traded stock of a corporation that constitutes less than 1% of the outstanding shares of such corporation, provided that the stock held by Executive in such corporation does not comprise more than 5% of Executive’s net worth. Without limiting the foregoing and for avoidance of doubt, (A) it would constitute a breach of Section 5(a) if Executive during the Noncompete Period performs services (whether in a sales or management or other capacity) for America Online, Inc., Yahoo! Inc., The Microsoft Network L.L.C. or eBay Inc. or their respective affiliates, which services are primarily related to the creation or display of content focused on technology, consumer electronics or electronic gaming news, products or services or the sale of advertising or subscriptions related to such content and (B) it would not constitute a breach of Section 5(a) if Executive during the Noncompete Period performs other services for America Online, Inc., Yahoo! Inc., The Microsoft Network L.L.C. or eBay Inc. or their respective affiliates.
     (c) During the Employment Period and for one (1) year thereafter, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Affiliate of the Company to leave the employ of the Company or such

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Affiliate, or in any way interfere with the relationship between the Company or any Affiliate of the Company and any employee thereof, (ii) hire any person who was an employee of the Company or any Affiliate of the Company at any time during the one (1) year period prior to the termination of the Employment Period, (iii) call on, solicit or service any licensee, licensor, customer, supplier, franchisee or other business relation of the Company or any Affiliate of the Company (each a “Company Business Relation”) in order to induce or attempt to induce such Company Business Relation to cease or reduce doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such Company Business Relation and the Company or any Affiliate of the Company, (iv) make any negative statements or communications about the Company or any of its Affiliates or their respective directors, officers, employees, agents, products or services, or compare the Company or any of its Affiliates or their respective directors, officers, employees, agents, products or services to any third party or the directors, officers, employees, agents, products or services of any third party, or (v) directly or indirectly acquire or attempt to acquire any business in the United States of America to which the Company or any of its Affiliates has made an acquisition proposal (of which Executive has knowledge) prior to the Termination Date relating to the possible acquisition of such business (an “Acquisition Target”) by the Company or any of its Affiliates, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than the Company or any of the Company’s Affiliates.
     (d) Notwithstanding anything in Sections 5(c)(iii) or 5(c)(v) to the contrary, it shall not be deemed a violation of Sections 5(c)(iii) or 5(c)(v) for Executive to call on or solicit business from any existing customer or supplier of the Company, so long as Executive is not performing duties or services prohibited by Section 5(a) or violating clauses (i), (ii), (iv) or (v) of Section 5(c). By way of illustration, and without limiting the generality of the foregoing (i) it would constitute a breach of the Agreement if Executive during the Noncompete Period solicits business from Dell Computer Corporation or its affiliates (collectively, “Dell”) while Executive is employed as the Vice President of Technology Sales for Yahoo! Inc. or as the General Manager of Sales for AOL Technology and (ii) it would not constitute a breach of the Agreement if Executive solicits business from Dell while Executive is employed as Vice President of Sales for Yahoo! Inc. or as the Publisher of Time Magazine, provided that (x) Executive did not violate clauses (i), (ii), (iv) or (v) of Section 5(c) and (y) at the time Executive solicited the business from Dell, the business of Yahoo! Inc. or Time Magazine, as the case may be, was not primarily related to the creation or display of content focused on technology, consumer electronics or electronic gaming news, products or services or the sale of advertising or subscriptions related to such content.
     (e) If, at the time of enforcement of Section 5 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product (as defined on the Appendix hereto), the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the

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provisions hereof . In addition, in the event of a breach or violation by Executive of Section 5 hereof, as determined by a Judgment of Breach or a Severance Relief Injunction, the period set forth in such Section shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 5 are reasonable and that Executive has received consideration in exchange therefor.
     (f) As used herein, “Specified Line(s) of Business” shall mean any business that is primarily related to the creation or display of content focused on technology, consumer electronics or electronic gaming news, products or services or the sale of advertising or subscriptions related to such content. Without limiting the foregoing and for avoidance of doubt, the parties expressly acknowledge and agree that in the event the Company acquires or develops any operations after the Effective Date for which Executive becomes responsible and which are not directly related to the Specified Line(s) of Business (“Other Line(s) of Business”), (x) Executive may from and after the Termination Date compete with the Company in the Other Line(s) of Business in accordance with Section 5(b)(i) and (y) to the extent that Executive’s Base Salary and/or Bonus reflect compensation related to the Other Line(s) of Business (i.e., to the extent such Base Salary and Bonus is higher than it would have been had Executive not had responsibility for operations related to such Other Line(s) of Business), such portion of Executive’s Base Salary and Bonus shall be excluded from the calculation of amounts payable pursuant to Section 4(d). The parties may, but shall not be under any obligation to, agree to amend the definition of Specified Line(s) of Business in the future.
     6. Interrelated Nature of Obligations. The parties acknowledge and agree that (i) each of the Company’s obligations under this Agreement (including without limitation the obligation to make payments to Executive pursuant to Section 4(d)) and each of Executive’s obligations under this Agreement (including without limitation Executive’s noncompete and non-solicitation obligations pursuant to Section 5) are inextricably intertwined with the obligations owed by the other party and (ii) in the event of a bankruptcy or insolvency of either party, if such party rejects its ongoing obligations under this Agreement then this entire Agreement shall be deemed unenforceable from and after the effective date of such rejection, without the necessity of further demand or action by either party, without prejudice to Executive’s claims for amounts accrued through such date. In addition, the parties agree that in the event the Company fails to pay Executive any amount owing to Executive pursuant to this Agreement when due and fails to make such payment within ten (10) days of the date Executive gives the Company written notice describing the amount due and the reason such amount is due (“Notice Date”), then this entire Agreement shall be deemed unenforceable from and after the Notice Date without the necessity of further demand or action by either party, without prejudice to Executive’s claims for amounts accrued through such date.

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     7. Other Terms and Conditions. The terms and conditions set forth on the Appendix attached hereto are incorporated herein by reference as if fully set forth herein and constitute an integral part of this Agreement.
*     *     *     *
     IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement on the date first written above.

ZIFF DAVIS MEDIA INC.

By:	/s/ Robert Callahan

Its:

EXECUTIVE:

/s/ Jason Young

Jason Young

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APPENDIX TO EXECUTIVE AGREEMENT
     1. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party: (a) if to Executive: Jason Young, 13 Bayard Street, Larchmont, New York 10538, with a copy to Jonathan W. Young, Esq., Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Suite 3000, Chicago, Illinois 60606 and (b) if to the Company: Ziff Davis Holdings, Inc., 28 E. 28th Street, New York, New York 10016, Attention: General Counsel. Any notice under this Agreement shall be deemed to have been given one business day after deposit with a recognized national courier service for overnight delivery, or otherwise when so delivered.
     2. Representations and Warranties.
     (a) By the Company. In connection with the execution and delivery of this Agreement, the Company represents and warrants to Executive as of the Effective Date that (i) the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action and (ii) this Agreement constitutes a valid and binding obligation of the Company.
     (b) By Executive. In connection with the execution and delivery of this Agreement, Executive represents and warrants to the Company as of the Effective Date that (i) this Agreement constitutes the legal, valid and binding obligation of Executive, and the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject; (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreements with any person or entity other than the Company; (iii) Executive has consulted with independent legal counsel regarding his/her rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein; and (iv) Executive has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.
     3. General Provisions
     (a) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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     (c) Counterparts; Signatures Received via Facsimile. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Signatures received via facsimile shall be deemed originals for all purposes.
     (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable, other than the right of Executive’s heirs and successors to receive amounts owing to Executive hereunder.
     (e) Governing Law. The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Without limiting the foregoing, in the event a bankruptcy petition is filed by or against the Company or any of its affiliates, then, regardless of the venue of such proceeding, the parties stipulate and agree that the law of the United States Court of Appeals for the Second Circuit shall govern the treatment of this Agreement in such proceeding.
     (f) Jurisdiction. The state and federal courts located in New York County, New York (the “Permitted Courts”), shall have sole and exclusive jurisdiction of any dispute arising out of or related to this Agreement (including without limitation allegations of the breach or attempted breach thereof) (a “Proceeding”). Notwithstanding the foregoing, nothing in this paragraph alters any agreement the parties may previously have made or may in the future make to arbitrate disputes. Each of the parties hereby expressly consents to the personal jurisdiction of each of the Permitted Courts with respect to any Proceeding and waives any objection, whether on the grounds of venue, residence or domicile or on the ground that the Proceeding has been brought in an inconvenient forum, to any Proceeding brought in a Permitted Court.
     (g) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees to the prevailing party) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.
     (h) Interpretation. The Article and Section headings used herein are for convenience only and do not define, limit or construe the content of such sections. The parties acknowledge that they are entering into this Agreement after consulting with counsel and based upon equal bargaining power, with each party having the ability to participate in its preparation. The terms of this Agreement shall not be interpreted in favor of or against any party on account of the draftsperson, but shall be interpreted solely for the purpose of fairly effectuating the intent of the parties hereto.

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     (i) Survival. The provisions set forth in Section 4 and Section 5 of the Agreement and the provisions set forth in this Appendix shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.
     (j) Amendment and Waiver. The provisions of this Agreement may be amended and waived only by means of a written instrument signed by each of the Company and Executive.
     4. Certain Definitions
     (a) “Affiliate” of a Person means any other Person, entity or investment fund controlling, controlled by or under common control with the first-mentioned Person and, without limiting the foregoing, in the case of a partnership, any partner thereof is deemed to be an Affiliate of the partnership.
     (b) “Cause” means (i) the commission by Executive of a felony or a crime involving moral turpitude, (ii) the commission of any other act or omission by Executive constituting fraud against the Company or any of its Subsidiaries, or the violation of the duty of loyalty to the Company and/or its Subsidiaries under applicable law, (iii) substantial failure by Executive to act as reasonably and lawfully directed by the CEO of the Company, which failure, if curable, is not cured within fifteen (15) calendar days after written notice thereof to Executive, (iv) willful or reckless misconduct or, if curable, gross negligence by Executive which is not cured within fifteen (15) days after written notice thereof to Executive, with respect to the Company or any of its Subsidiaries, or (v) any other material breach by Executive of this Agreement or Company policy established by the CEO of the Company, which breach, if curable, is not cured within fifteen (15) calendar days after written notice thereof to Executive.
     (c) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive’s relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s or any of its Affiliates’ suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and potential acquisition candidates. Confidential Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by Executive from a third party (other than ZD, Inc. or any of its successors or Affiliates) without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his employment with the Company and its Affiliates, or (d) is

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required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides the Company with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with the Company to preserve the confidentiality of such information to the extent possible. Furthermore, notwithstanding anything to the contrary contained herein, or in any other agreement between Executive and the Company, and regardless of whether the identity, contact information or contractual requirements of a customer or supplier may comprise Confidential Information or Work Product (as hereinafter defined), or are otherwise subject to protection under agreements between the parties or applicable law, Executive shall be permitted to contact and solicit business from any of the customers or suppliers of the Company or its affiliates (i) upon the expiration of the Noncompete Period or (ii) as otherwise permitted under the terms of this Agreement; provided that in so doing (x) Executive does not make use of any of the Company’s Confidential Information or Work Product other than, as may be applicable, the identity, contact information and contractual requirements of the Company’s customers and suppliers and (y) with respect the contractual requirements of any of the Company’s customers and suppliers, Executive does not make use of any written information (including without limitation any information stored in electronic form, including without limitation, in files that may be viewed using electronic mail programs, Microsoft Word, Microsoft Excel, Microsoft Powerpoint or any other software programs), which written information is the property of the Company or its Affiliates (collectively, “Specified Company Property”). Executive shall not be deemed to have made use of Specified Company Property in violation of clause (y) of the immediately preceding sentence if Executive, without referring to Specified Company Property after the Termination Date, uses information as to the contractual requirements of the Company’s customers and suppliers that became known to Executive during his employment with the Company.
     (d) “Good Reason” means the occurrence, without Executive’s consent, of any of the following: (i) unless corrected within fifteen (15) calendar days after written notice by Executive to the CEO of the Company of objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive’s status as the President – Consumer/Small Business Group of the Company or a diminution of Executive’s title(s), or a substantial adverse alteration in the nature or status of Executive’s responsibilities; (ii) a reduction in Executive’s annual Base Salary as contemplated hereby, except for across-the-board salary reductions similarly affecting all senior executives of the Company; (iii) the Company requires Executive to relocate from the New York metropolitan area; or (iv) the CEO of the Company requests the Executive to engage in unlawful conduct, if such request is repeated after Executive has notified the CEO in writing that he is declining to engage in such conduct due to Executive’s belief that such conduct is unlawful.
     (e) “Incapacity” means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive’s duties as determined by the Company in good faith, for a period of ninety (90) consecutive calendar days or a period of one hundred and twenty (120) calendar days during any one hundred and eighty (180) calendar day period.
     (f) “Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.
     (g) “Work Product” means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related

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information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the Effective Date) by the Company (or its successors or assigns) and its Affiliates.